EXHIBIT 10.5
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, effective as of May 8, 2007 (the “Commencement Date”), is made by and between Neurogen Corporation, a Delaware corporation (the “Company”) with offices at 35 Northeast Industrial Road, Branford, Connecticut 06405, and Bertrand L. Chenard, who currently resides at 7 Whaling Dr., Waterford, CT 06385 (the “Employee”).

WHEREAS, the Company and the Employee desire to maintain an employment relationship; and

WHEREAS, the Company and the Employee desire to enter into this Agreement to address, on the terms and conditions hereinafter set forth, certain matters relating to such employment.

NOW, THEREFORE, the Company and the Employee agree as follows:

1.	DEFINITIONS

(a)	Cause

For purposes of this Agreement “cause” means:

(i)  the Employee is convicted of a felony or entry of a plea of nolo contendere (or similar plea) in a criminal proceeding for commission of a felony or serious misdemeanor;

(ii)  any willful act or omission by the Employee which constitutes gross misconduct or gross negligence and which results in demonstrable material harm to the Company;

(iii)  the Employee’s habitual drug or alcohol abuse;

(iv)  the Employee’s willful and continuous failure to perform his duties with the Company after reasonable notice of such failure;

(v)  the Employee’s participation in any act of dishonesty intended to result in his material personal enrichment at the expense of the Company; or

(vi)  the Employee’s failure to substantially comply with the terms set forth in the Proprietary Information and Inventions Agreement between the Employee and the Company.

No act, or failure to act, by the Employee shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the Company’s best interest.

(b)	Good Reason

For purposes of this Agreement “good reason” means and shall be deemed to exist if, without the prior written consent of the Employee,

(i) the Company relocates the primary place of performance of the duties specified in Section 3 of this Agreement to a location more than fifty (50) miles from its current offices located in Branford, Connecticut;

(ii) the Employee’s rate of Base Salary (as hereinafter defined) is decreased by the Company (other than in connection with an across the board salary reduction agreed to by the Employee);

(iii) the Company fails to obtain the full assumption of this Agreement by a successor entity in accordance with Section 12(b) of this Agreement; or

(iv) the Board of Directors of the Company (the “Board”) or the Company’s stockholders, either or both, as may be required to authorize the same, shall approve any liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company.

2.	TERM

The term of Employee’s employment under this Agreement shall, unless earlier terminated under Section 7 herein or extended as hereinafter provided, be for a period commencing as of (the “Commencement Date”) and terminating on May __, 2008, subject to the terms and conditions contained in this Agreement (the “Employment Period”). The Employment Period shall automatically be extended commencing on May __, 2008 and thereafter on the relevant anniversary of the Commencement Date, for successive one (1) year periods unless, not later than ninety (90) days prior to May __, 2008 or any such anniversary, either party to this Agreement shall give written notice to the other that such party does not wish to extend or further extend the Employment Period beyond its then already automatically extended term, if any.

3.	DUTIES AND SERVICES

During the Employment Period, the Employee shall devote substantially all of his business time, during normal business hours, to the business and affairs of the Company and the Employee shall use his best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, the Employee may manage his personal, financial and legal affairs and engage in any activities of a volunteer, civic or business nature, as long as such activities do not materially interfere with Employee’s responsibilities.

4.	COMPENSATION AND OTHER BENEFITS

(a)	Salary

As compensation for the Employee’s services under this Agreement, beginning on the Commencement Date and until the termination of the Employment Period, the Employee shall be paid by the Company a base salary of $262,650 per annum, payable in equal semi-monthly installments in accordance with the Company’s normal payroll practices, which base salary may be increased but not decreased (other than in connection with an across the board salary reduction agreed to by the Employee) during the Employment Period at the sole discretion of the Board or the Board’s designee (the “Base Salary”). Such increased (or decreased) Base Salary shall then constitute the “Base Salary’ for purposes of this Agreement.

(b)	Annual Bonus

In addition to the Base Salary, at the sole discretion of the Board of Directors or its designee, the Employee is eligible to receive such annual bonuses during the Employment Period as the Board or its designee, in its sole discretion, may approve. It is anticipated that annual bonus awards, if any, will be calculated on the basis of both Company and individual performance and that Employee’s annual target bonus for complete achievement of all Company and individual objectives will be targeted at a level equal to twenty-five percent (25%) of Base Salary. Notwithstanding anything in this agreement to the contrary, the Company reserves the right at the sole discretion of the Board or its designee at any time and without notice to change or abandon altogether any or all of it’s incentive compensation policies and practices, including the award of any annual bonuses or the determination not to make any such awards in any year.

(c)	Benefits

During the Employment Period, the Employee shall be eligible to participate in all employee and incentive benefit plans and programs maintained from time to time by the Company for the benefit of senior executives. During the Employment Period, the Employee, Employee’s spouse, if any, and their eligible dependents, if any, shall be eligible to participate in and be covered under all the employee and dependent health and welfare benefit plans or programs maintained from time to time by the Company. However, the Company shall have no obligations under this Section 4(c) unless and until the Employee has met any generally applicable eligibility requirements for participation in such plans and programs.

(d)	Equity

At the sole discretion of the Board of Directors or its designee, the Employee is eligible to receive such stock option grants during the Employment Period as the Board or its designee, in its sole discretion, may approve. It is anticipated that stock option awards, if any, will be calculated on the basis of both Company and individual performance. Notwithstanding anything in this agreement to the contrary, the Company reserves the right at the sole discretion of the Board or its designee at any time and without notice to change or abandon altogether any or all of it’s incentive compensation policies and practices, including the award of any stock options or the determination not to make any such awards in any year.

5.	NON-COMPETITION

(a)  During the Employment Period and for one year after the date of any such termination of employment, the Employee agrees that, without the prior express written consent of the Company, he shall not, directly or indirectly, for his own benefit or as an employee, owner, shareholder, partner, consultant, (or in any other representative capacity) for any other person, firm, partnership, corporation or other entity (other than the Company), (i) engage in the discovery, research and/or development of therapeutic, diagnostic or prophylactic products which work through the same biological mechanisms as products which at the time of such termination are under active clinical or pre-clinical development or have been pre-clinically or clinically developed by the Company and which the Company has not abandoned (“Related Programs”) or (ii) solicit or hire (or direct another to solicit or hire) the services of any employee of the Company or attempt to induce any such employee or any consultant to the Company to leave the employ of the Company (except when such acts are performed in good faith by the Employee on behalf of the Company). Notwithstanding the above, this provision shall not be deemed to prevent or prohibit Employee from being employed during such one year period by another entity in a managerial role where Employee has overall responsibility for managing (or assisting in the management of) a research and development portfolio which includes one or more Related Programs, provided that Employee does not violate the terms of Section 6 hereof and does not during such one year term actively advise or direct the discovery, research or development efforts of such other entity in the Related Program(s). During the Employment Period, the Employee shall not own more than 2% of the outstanding common stock of any corporation. The provisions of this Section 5 shall not be deemed to reduce in any way any other fiduciary, contractual or other legal obligation the Employee may have to the Company, including without limitation any obligation which may arise by virtue of any corporation law, securities law, patent or intellectual property law or right, the common law, other agreements with the Company or otherwise.

For purposes of Section 5 of this Agreement, the term “solicit” shall mean any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging, or requesting any person or entity to take or refrain from taking any action.

(b)  The Employee agrees to comply with the terms set forth in the Proprietary Information and Inventions Agreement previously entered into by the Company and Employee.

(c)  If at any time within twelve (12) months after the date on which the Employee exercises a Company stock option or stock appreciation right, or on which Company restricted stock vests, or on which income is realized by the Employee in connection with any other Company equity-based award (each of which events is a “Realization Event”), the Employee breaches any provision of Section 5(a) or 5(b) of the Agreement in more than a minor, deminimus or trivial manner that causes or is likely it cause, more than deminimus financial or reputational harm to the Company (and, if such breach is susceptible to cure, the Employee does not cure such breach and harm within ten (10) days after the Employee’s receipt of written notice of such breach of the Company which specifies in reasonable detail the facts and circumstances claimed to be the basis for such breach), then (i) the Employee shall forfeit all of Employee’s unexercised (including unvested) Neurogen Corporation stock options and restricted stock and (ii) any gain realized within the twelve (12) months prior to such breach from the exercise of any Company stock options or the vesting of any Company restricted stock or other equity-based awards by the Employee from the Realization Event shall be paid by the Employee to the Company upon written notice from the Company within ninety (90) days of such notice (such payments may be made in increments over such period). Such gain shall be determined after reduction for any taxes paid (or, if such gain is determined before such taxes are paid, owing, provided that such taxes are actually paid in a timely manner) by the Employee which are attributable to such gain as of the date of the Realization Event, and without regard to any subsequent change in the Fair Market Value (as defined below) of a share of Company common stock; provided that any federal or state income tax benefit actually realized by the Employee as a result of making payments to the Company under this Section 5(c) (relating to any of the next ten (10) tax year periods) shall also be paid to the Company within fifteen (15) days of such realization. Such gain shall be paid by the Employee delivering to the Company shares of Company Common Stock with a Fair Market Value on the date of delivery equal to the amount of such gain. To the extent permitted by applicable law, the Company shall have the right to offset such gain against any amounts otherwise owed to the Employee by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement). For purposes of this Section 5(c), the “Fair Market Value” of a share of Company Common Stock on any date shall be (i) the closing sale price per share of Company Common Stock during normal trading hours on the national securities exchange on which the Company Common Stock is principally traded for such date or the last preceding date on which there was a sale of such Company Common Stock on such exchange or (ii) if the shares of Company Common Stock are then traded on the NASDAQ Stock Market or any other over-the-counter market, the average of the closing bid and asked prices for the shares of Company Common Stock during normal trading hours in such over-the-counter market for such date or the last preceding date on which there was a sale of such Company Common Stock in such market, or (iii) if the shares of Company Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Compensation Committee, in its sole discretion, shall reasonably determine. In the event that the Company seeks to enforce the provisions of this Section 5(c), and such enforcement is contested by the Employee, and it is finally determined that the Employee is not subject to the provisions of this Section 5(c), then the Company shall (i) reimburse the Employee for reasonable attorneys’ fees incurred by the Employee in connection with such contest; and (ii) pay to the Employee an additional amount equal to one (1) times the amount in clause (i); provided that such payment under this clause (ii) shall not exceed $250,000.

(d)  Any termination of the Employee’s employment or of this Agreement shall have no effect on the continuing operation of this Section 5.

(e)  The Employee acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if the Employee breaches or threatens to breach any of the provisions of this Section 5. The Employee agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 5, and to specific performance of each of the terms hereof in addition to any other legal or equitable remedies that the Company may have. The Employee further agrees that Employee shall not, in any equity proceeding relating to the enforcement of the terms of this Section 5, raise the defense that the Company has an adequate remedy at law.

(f)  The terms and provisions of this Section 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Employee’s future employment imposed by this Section 5 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 5 unreasonable in duration or geographic scope or otherwise, the Employee and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(g)  The parties acknowledge that this Agreement would not have been entered into and the benefits described in Section 4 of this Agreement would not have been promised in the absence of the Employee’s promises under this Section 5.

6.	CONFIDENTIAL INFORMATION

The Employee agrees to substantially comply with the terms set forth in the Proprietary Information and Inventions Agreement between the Employee and the Company, a copy of which is attached hereto as Exhibit A and incorporated by reference herein.

7.	TERMINATION

(a)	Termination by the Company for Cause

The Company may terminate the Employee’s employment hereunder for cause. If the Company terminates the Employee’s employment hereunder for cause, the Employment Period shall end and the Employee shall only be entitled to any Base Salary accrued or annual bonus awarded and earned but not yet paid as of the date of termination of the Employee’s employment with the Company.

If the Employee’s employment is to be terminated for cause, the Company shall give written notice of such termination to the Employee. Such notice shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Employee’s employment for cause.

(b)	Termination Without Cause or Termination For Good Reason

The Company may terminate the Employee’s employment hereunder without cause and the Employee may terminate Employee’s employment hereunder for good reason. If the Company terminates the Employee’s employment hereunder without cause, or if the Employee terminates Employee’s employment hereunder for good reason, the Employment Period shall end and the Employee shall only be entitled to (i) any Base Salary accrued or annual bonus awarded and earned but not yet paid as of the actual date of termination of the Employee’s employment with the Company; (ii) a lump sum payment in an amount equal to the Employee’s annual Base Salary as provided in Section 4(a) above; (iii) continuation of the health and welfare benefits of the Employee, Employee’s spouse and their eligible dependents, if any, as set forth in Section 4(c) above (except for Disability Insurance), or the economic equivalent thereof, at the same cost and level in effect on the date of termination of the Employee’s employment with the Company for one (1) year after such date of termination; and (iv) the right to exercise immediately any stock options and to freely trade any restricted stock granted to the Employee which, but for such termination, would have become exercisable or tradable, as the case may be, within one year of the date of such termination without cause or for good reason. Notwithstanding any other provision of this Agreement, in addition to the benefits described above, if Employee is terminated without cause or terminates his employment for good reason as a result of a Change in Control of the Company (including without limitation any termination within two (2) years of a Change in Control which shall be deemed to be as a result of a Change in Control) then Employee shall also be entitled to a lump sum payment in an amount equal to the greater of (i) the Employee’s then targeted annual bonus or (ii) the Employee’s targeted annual bonus immediately prior to the Change in Control.

If the Employee’s employment is to be terminated without cause, the Company shall give the Employee thirty (30) days prior written notice of its intent to so terminate the Employee’s employment. If the Employee intends to terminate Employee’s employment for good reason, the Employee agrees to give the Company at least thirty (30) days prior written notice.

(c)	Termination Due to Death or Disability

The Company may terminate the Employee’s employment hereunder due to the Employee’s inability to render, for a period of three consecutive months or an aggregate of any on hundred twenty (120) days within any six (6) month period, services hereunder by reason of permanent disability, as determined by the written medical opinion of an independent medical physician selected in good faith by the Company (“Disability”). In the event of the Employee’s death or a termination of the Employee’s employment by the Company due to Disability, the Employment Period shall end and the Employee, Employee’s estate or Employee’s legal representative, as the case may be, shall only be entitled to (i) (a) any Base Salary accrued or annual bonus awarded and earned but not yet paid as of the actual date of termination of the Employee’s employment with the Company, and (b) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company; and (ii) in the case of Disability, (a) continuation of payment of the Employee’s Base Salary, as set forth in Section 4(a) above, until the Employee commences to receive payments under the Company’s long-term disability plan, (b) continuation of the health and welfare benefits of the Employee, Employee’s spouse and their eligible dependents, if any, as set forth in Section 4(c) above (except for Disability Insurance), or the economic equivalent thereof, at the same cost and level in effect on the date of termination for one (1) year after the date of termination and (c) the right to exercise immediately that proportion of the stock options (rounded up to the nearest whole number of shares) granted to the Employee which would become exercisable on or before the May __ immediately following the date of termination of the Employee’s employment with the Company due to Disability which is equal to the number of days worked by the Employee from, but excluding, the May __ immediately preceding such termination date to, and including, such termination date divided by 365 days.

(d)	Voluntary Termination

The Employee may affect a Voluntary Termination of Employee’s employment with the Company hereunder. A “Voluntary Termination” shall mean a termination of employment by the Employee on Employee’s own initiative other than a termination due to death or Disability or a termination for good reason. A Voluntary Termination shall not be, and shall not be deemed to be, a breach of this Agreement and shall result in the end of the Employment Period and only entitle the Employee to all of the rights and benefits which the Employee would be entitled in the event of a termination of the Employee’s employment by the Company for cause.

(e)	Termination by the Company at End of Employment Period

Notwithstanding any provision of this Agreement to the contrary, if (a) the Employment Period is not terminated early under Sections 7(a), 7(b), 7(c) or 7(d) above and (b) the Company provides written notice to the Employee, pursuant to Section 2 above, that it does not wish to extend or further extend the Employment Period, then the Employee’s employment with the Company shall end on the last day of the Employment Period and the Employee shall be entitled to (x) continuation of payment of the Employee’s Base Salary, as provided in Section 4(a) above, as of the date of termination of the Employee’s employment with the Company for a period equal to (1) one year less the number of days notice given by the Company to the Employee that it does not wish to extend or further extend the Employment Period (such notice period shall be deemed to commence as of the date of such written notice by the Company); (y) continuation of the health and welfare benefits of the Employee, Employee’s spouse and their eligible dependents, if any, as set forth in 4(c) above (except for Disability Insurance), or the economic equivalent thereof, at the same cost and level in effect on the date of termination of the Employee’s employment with the Company for one (1) year after such termination; and (z) the right to exercise immediately any stock options and to trade freely any restricted stock granted to the Employee which, but for such termination, would have become exercisable or freely tradable, as the case may be, on or before the May __ immediately following the date on which the one (1) year period referred to the preceding subclause (x) ends; provided, however, that the severance payment by the Company to the Employee under subclause (x) of this Section 7(e) shall be offset on a dollar for dollar basis by any cash, or the fair market value of any non-cash, remuneration, benefit or other entitlement earned, received or receivable by the Employee in connection with the employment of such Employee in any capacity, other than dividends, interest income or other passive investment income earned as a result of an interest in a business or entity of which the Employee owns less than 2% of the beneficial ownership. If the Employee shall be entitled to any such severance payment from the Company after the termination of the Employment Period, the Employee shall have the obligation to notify the Company of any employment, consultation or other activity which may involve any remuneration, benefits or other entitlements as described above, and as to which the Company may be entitled to an offset.

8.	SURVIVAL

The rights and obligations of the parties hereunder shall survive the termination of the Employee’s employment hereunder and the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

9.	WHOLE AGREEMENT AND MODIFICATION

This Agreement, including the “Proprietary Information and Inventions Agreement”, sets forth the entire agreement and understanding of the parties with respect to the subject matter contained herein, and supersedes all prior and existing agreements except as set forth above, whether written or oral, between them concerning the subject matter contained herein. This Agreement may be modified only by a written agreement executed by each party to this Agreement.

10.	NOTICES

Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth above or to such other address as the party shall have furnished in writing in accordance with this provision. Notice to the estate of the Employee shall be sufficient if addressed to the Employee in accordance with this provision. Any notice or other communication given by certified mail shall be deemed given three (3) days after posting. However, a notice changing a party’s address shall be deemed given at the time of the receipt of the notice.

11.	WAIVER

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, signed by the party giving such waiver.

12.	SUCCESSORS

(a)	Effect on Employee

This Agreement is personal to the Employee and, without the prior express written consent of the Company, shall not be assignable by the Employee, except that the Employee’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order of a court of competent jurisdiction. This Agreement shall inure to the benefit of and be enforceable by the Employee’s heirs, beneficiaries and/or legal representatives.

(b)	Effect on Company

This Agreement shall inure to the benefit of and be binding on the Company and its successors and assigns. The Company shall reasonably require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance reasonably satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13.	NO THIRD PARTY BENEFICIARIES

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement except as provided in Section 12 of this Agreement.

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the principles of conflict of laws thereof.

16.	SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17.	NO VIOLATION OF OUTSTANDING AGREEMENT(S)

Employee hereby warrants that the execution of this Agreement and the performance of his duties hereunder do not and will not violate any agreement with any other person or entity.

IN WITNESS WHEREOF, the parties have duly executed this Agreement which shall be effective as of the effective date noted above.

NEUROGEN CORPORATION

By:	/s/ William H. Koster
William H. Koster
President and Chief Executive Officer

/s/ Bertrand L. Chenard
Bertrand L. Chenard